Exhibit 99.1

For Immediate Release
Contact: Meagan Pratt, (615) 236-8335 meagan.pratt@franklinsynergy.com

Franklin Synergy Bank Plans Nolensville Branch

Franklin, Tenn.- October 15, 2015 – On October 8, 2015, Franklin Synergy Bank filed an application with the Federal Reserve Bank of Atlanta and the Tennessee Department of Financial Institutions to open a branch at 7177 Nolensville Pike, Suite A-3, Nolensville, TN 37135.

“Nolensville is an exciting location for our twelfth Franklin Synergy Bank office,” noted Chairman and CEO Richard Herrington. “This is another step in our organic growth and we are eager to take this logical step in establishing a branch in this thriving community.”

The Nolensville Franklin Synergy Bank location will be the bank’s seventh office in Williamson County. Franklin Synergy also operates five branches in Rutherford County.

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses.

The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank. Loans surpassed $1 billion in July 2015.

Recent FDIC data shows that Franklin Synergy Bank is the deposit share market leader in Williamson County as well as the city of Franklin, Tennessee. In Rutherford County and the city of Murfreesboro, Tennessee, the bank ranks sixth in deposit market share.

In March 2015, Franklin Financial Network, Inc., the bank’s parent company completed an initial public offering. The stock trades on the New York Stock Exchange under the ticker symbol “FSB”.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.